SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 1, 2006
Gateway Financial Holdings, Inc.

North Carolina	000-33223	56-2264354
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

1145 North Road Street, Elizabeth City, North Carolina	27909
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (252) 334-1511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This document contains 2 pages, excluding exhibits.

Item 1.01 — Entry into a Material Definitive Agreement.
     On March 1, 2006, Gateway Bank & Trust Co. (the “Bank”), the principal subsidiary of Gateway Financial Holdings, Inc. (“Gateway Financial”), amended its employment agreements with D. Ben Berry, Chairman, President and Chief Executive Officer of Gateway Financial and David R. Twiddy, Senior Executive Vice President of Gateway Financial. Mr. Berry’s employment agreement was amended to provide that in the event of a change in control of the Bank, if the payments to Mr. Berry as a result of the change in control would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code, the Bank would pay Mr. Berry an amount necessary to compensate Mr. Berry for any applicable excise tax payments, net of all income, payroll, and excise taxes. Mr. Twiddy’s employment agreement was amended to provide (i) that in the event of a change in control of the Bank, if the payments to Mr. Twiddy as a result of the change in control would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code, the Bank would pay Mr. Twiddy an amount necessary to compensate Mr. Twiddy for any applicable excise tax payments, net of all income, payroll, and excise taxes, and (ii) that in the event Mr. Twiddy’s employment with the Bank is terminated for any reason other than cause, the Bank will continue to provide medical insurance coverage to the Officer and Officer’s spouse for the lifetime of each.
     The Bank is a full-service community bank with a total of nineteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth, Raleigh and Roper, North Carolina, and in Virginia Beach, (5), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation’s web site at www.gatewaybankandtrust.com.
     The Common Stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By:	/s/ D. Ben Berry D. Ben Berry President and Chief Executive Officer

Date:	March 1, 2006